UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/28/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 27, 2010, Raser Technologies, Inc. (the "Company") received notice from the New York Stock Exchange (the "NYSE") that the Company has fallen below the continued listing standard regarding price criteria for capital or common stock under Section 802.01C of the NYSE's Listed Company Manual. Section 802.01C requires that a company's common stock have a minimum average closing price of $1.00 per share during a consecutive 30-day trading period. Under the NYSE's rules, the Company has six months from the date of the notice to bring its average common share price back above $1.00.

The Company is required to notify the NYSE within 10 business days of receipt of the NYSE notice of its intent to cure its compliance deficiency, or it will be subject to suspension and delisting procedures. On April 28, 2010, the Company submitted correspondence to the NYSE stating that the Company intends to cure the deficiency.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2010, Nicholas Goodman, the Chief Executive Officer of the Company, was appointed to serve on the Company's Board of Directors to fill the vacancy left by Brent Cook who resigned from the Company's Board of Directors on August 5, 2009. Mr. Goodman was recommended by the Company's Nominating and Governance Committee and appointed as a Class II Director by the unanimous vote of the Company's Board of Directors.

It is not currently anticipated that Mr. Goodman will serve on any committees of the Board of Directors. Mr. Goodman will not receive any compensation for his service as a director of the Company. Mr. Goodman, age 41, began serving as the Company's Chief Executive Officer on January 25, 2010. Mr. Goodman has extensive experience growing power companies through project development and acquisition. From 2003 to 2010, he served as Chief Executive Officer of TDX Power, Inc. an electric utility holding company and power generation project developer. Under his leadership, TDX Power, Inc. has grown from $3 million to over $60 million in annual recurring revenues. At three different wholly owned projects of TDX Power, Inc., Mr. Goodman managed the initial development and conceptual design, as well as Federal licensing and permitting for Alaska's largest hydroelectric power project (330 MW), Alaska's second geothermal project and several of Alaska's largest wind diesel power projects. Mr. Goodman was also responsible for securing project finance through a combination of public and private funding sources. In addition, he led the development of power plants for two military installations in Alaska as well as other sites in the U.S. and abroad. In 1999, Mr. Goodman founded Northern Renewables, a consulting and development firm dedicated to assisting renewable energy technology companies in Alaska and other areas in the United States. Mr. Goodman served as its Managing Director until 2003. From 1998 to 1999, he served as General Manager for Tidal Electric, a marine hydropower development company. Mr. Goodman holds a Bachelor of Arts Degree in Geography from Middlebury College, and a Masters of Science Degree in Natural Resource Development and Business Administration from the University of Vermont.

Item 8.01.    Other Events

On April 26, 2010, the Company issued a press release relating to certain updates concerning its Lightning Dock geothermal power project. On April 28, 2010, the Company issued a press release relating to certain updates concerning its Thermo No. 1 geothermal power plant, the receipt of the deficiency notice from the NYSE and the date of its Annual Meeting of Stockholders. Copies of each of the press releases are filed herewith as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
99.1        Press Release issued by Raser Technologies, Inc. on April 26, 2010
99.2        Press Release issued by Raser Technologies, Inc. on April 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 28, 2010	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release issued by Raser Technologies, Inc. on April 26, 2010
EX-99.2	Press Release issued by Raser Technologies, Inc. on April 28, 2010